Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               7/30/08
bfinneran@statebankofli.com                                                         (516) 465-2251

State Bancorp, Inc. Reports Second Quarter Earnings
and Declares Cash Dividend of $0.10

Jericho, N.Y., July 30, 2008 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported earnings for the second quarter of 2008 of $961 thousand versus $930 thousand a year ago, representing an increase of 3.3%. Diluted earnings per common share of $0.07 were recorded in the second quarter of 2008 versus $0.06 in the comparable 2007 period. The increase in net income was primarily attributable to an improved net interest margin and a reduction in operating expenses, partially offset by increased legal fees and a substantial increase in the provision for loan and lease losses. Year-to-date net income increased by 48.0% to $4.0 million, or $0.28 per diluted share, compared to $2.7 million or $0.19 per diluted share in 2007.

Performance Highlights

Improved Net Interest Margin: Net interest margin increased by 47 basis points to 4.29% in the second quarter of 2008 from 3.82% in the second quarter of 2007 and from 4.00% in the first quarter of 2008;

Capital Strength: The Company’s Tier I leverage capital ratio improved to 7.64% at June 30, 2008 versus 7.06% at June 30, 2007;

Increased Loan and Lease Loss Provision: Provision for loan and lease losses increased by $4.3 million in the second quarter of 2008 versus the second quarter of 2007 and by $3.3 million versus the first quarter of 2008;

Asset Quality: Non-accrual loans and leases totaled $11 million or 1.0% of loans and leases outstanding at June 30, 2008 versus $9 million or 0.9% of loans and leases outstanding at June 30, 2007 and $12 million or 1.1% of loans and leases outstanding at March 31, 2008. The Company continued to have no other real estate owned (“OREO”) at June 30, 2008. Net loan and lease charge-offs of $2.1 million were recorded in the second quarter of 2008 versus net charge-offs of $229 thousand recorded in the second quarter of 2007 and net recoveries of $100 thousand recorded in the first quarter of 2008;

Improved Operating Efficiency:  Total operating expenses for the second quarter of 2008 were $11.2 million, a reduction of 23.0% from the $14.6 million reported in the second quarter of 2007. The reduction in operating expenses, coupled with an increase in net revenue in the second quarter of 2008, resulted in an improvement in the Company’s operating efficiency ratio to 63.7% from 87.1% in the comparable 2007 period and from 64.4% in the first quarter of 2008;

Increased Loans and Leases: Average loans and leases outstanding increased by 7% to $1.1 billion versus $1.0 billion in the second quarter of 2007;

Core Deposit Composition: Average core deposits totaled $897 million or 68% of total deposits in the second quarter of 2008 versus $961 million or 68% of total deposits in the second quarter of 2007, and $870 million or 64% of total deposits in the first quarter of 2008. Average demand deposits remained stable at $321 million in the second quarter of 2008 versus $322 million in the second quarter of 2007 and $317 million in the first quarter of 2008;

Performance Ratios: Returns on average assets and stockholders’ equity were 0.24% and 3.35% in the second quarter of 2008 and 0.22% and 3.46% in the comparable 2007 period, respectively.

On June 2, 2008, the Bank completed the sale of substantially all of the assets of its leasing subsidiary, SB Equipment Leasing Corp. (“SB Equipment”) (formerly known as Studebaker-Worthington Leasing Corp.) to Main Street Bank of Kingwood, Texas.

Commenting on the second quarter 2008 results, President and CEO, Thomas M. O’Brien stated, “The improvement in our second quarter financial performance is due to a combination of the many financial and organizational improvements that we have successfully introduced during the past year to enhance the Company’s operating efficiencies and strengthen our earnings capacity to counter the effects of a slower economy. Our strategic focus on building broadly-based relationships with our clients and targeted commercial market segments continues to yield increased business for us.

Our strong capital base has allowed us to selectively pursue quality and profitable business relationships as we have experienced increased lending opportunities as competing financial service providers have been less active in the market. Although we, like many other financial service firms, continue to witness the unfolding of difficult and challenging market conditions, we are diligently managing our business expansion, particularly in the area of maintaining strengthened credit quality measures and underwriting standards. We have been very aggressive in regularly reviewing our credit portfolio exposure to identify and proactively address any loan that may begin to exhibit stress as a consequence of the current weak economy.

The continuing and significant market challenges brought about by the current weak economy have had a negative impact on certain of our borrowers. As a result of our ongoing loan review process and based on our assessment of current economic conditions, we have taken steps to bolster our allowance for loan losses by increasing our provision for loan losses in the second quarter to $4.9 million, which is $2.8 million beyond current charge offs. It is important to point out that $1.1 million or 51% of the current period charge-offs is attributable to our former leasing operation. In addition, there was a $2.0 million reduction of the allowance for loan and lease losses due to the sale of our former leasing operation.

Unfortunately, the quarter was further impacted by an additional $1.2 million in legal fees associated with the previously disclosed purported shareholder derivative suit.  The suit appears to be in its final stages with a court hearing scheduled for August 5, 2008 to determine the fairness, reasonableness and adequacy of the settlement agreement among the parties. This suit has cost the Company dearly over the past year and achieving its final settlement will represent a major relief.  I appreciate the patience our shareholders have demonstrated as we have worked very diligently to resolve this distracting legal matter.

The positive effect of our strategic decisions and related corporate actions taken in recent quarters is demonstrated in our increase in net interest income coupled with the reduction in operating expenses compared with the same period last year. This improvement is principally driven by a combination of our expanding middle market and commercial real estate loan portfolios which contributed to a 6.7% increase in net interest income, and a 23.0% reduction in overall operating expenses resulting primarily from the costs associated with the 2007 Voluntary Exit Window program and our ongoing Company-wide expense management focus. Ongoing savings from the previously announced sale of our leasing operation will contribute to expense reductions in future quarters as will the final settlement of the purported shareholder derivative suit.

Our continued emphasis on managing our overall funding costs has also had a very positive effect on our second quarter net interest margin, which improved to 4.29% or 47 basis points higher than the net interest margin reported for the comparable period last year.

While there remains a significant degree of uncertainty in the markets and intensified concerns regarding credit quality, I believe the organizational improvements we have made over the past several quarters have placed us in a solid position to manage our risks in this challenging environment. Additionally, we are continuing to benefit from improved operating effectiveness and efficiencies as we pursue our strategic growth initiatives to build long-term shareholder value and increased profitability.

The second quarter results represent both successes and set backs. Our successes are defined by the improved net interest margin, significant reduction in operating expenses and continued loan growth.  Unfortunately, these successes are somewhat masked by increased credit costs which were in part due to the disposition of our former leasing operation and its portion of the allowance for loan losses.  In addition, weakness in our construction loan portfolio is a source of some concern and necessitated further loan loss provisions. Over the past year, we have sold $10 million in loans with the belief that liquidating our position, even with a partial loss on sale, is the best long-term business solution, however, that solution may not always be available as a remedial option in dealing with individual loan performance situations. While it is difficult to accurately predict the future direction of non-performing assets and charge-off activity, current conditions continue to suggest elevated provisioning levels over the next few quarters.

We are generally not experiencing any meaningful declines in credit quality in areas beyond the residential construction loan portfolio. This portfolio is generally well secured on a collateral basis, but property sales and liquidity are constrained in a few instances. The Bank has very limited additional construction funding commitments for such loans and we are attempting to develop appropriate strategies to exit these facilities.

Management recommended and the Board of Directors declared a $0.10 per share quarterly cash dividend on our common stock.  This represents a reduction from the most recent level of $0.15 per share.  While one is never pleased with dividend reductions, after long and careful analysis, management concluded that it was prudent to bring the Board a recommendation that reflected the extremely unsettled economic conditions confronting the entire financial services sector. Our goal is to proactively preserve our capital resources to both support our continued growth and to ensure we remain well positioned to withstand the headwinds of an uncertain market.  Management is of the opinion that this payout level is appropriate on a yield, capital and earnings basis especially in light of the unsettled conditions in the credit and real estate markets. This reflects our comfort in the future prospects for our earnings and the strength of our capital resources but with a very cautious eye on the world around us and its unprecedented volatility. The Board of Directors considered this recommendation very carefully and ultimately concluded that prudence in our approach to capital management was the appropriate course of action.”

Earnings Summary for the Quarter Ended June 30, 2008

Net income totaled $961 thousand during the second quarter of 2008 versus $930 thousand in the comparable 2007 period, representing an increase of 3.3%. Net interest income increased by $1.0 million or 6.7% to $16.1 million in the second quarter of 2008 versus 2007 as the result of a 47 basis point improvement in the Company’s net interest margin to 4.29%. The net interest margin benefited from an improved balance sheet mix from investment securities into higher yielding loans coupled with a 189 basis point decrease in the Company’s average cost of interest-bearing liabilities. Average total interest-bearing deposits decreased by $101 million or 9% during the second quarter of 2008 with the related average cost declining to 2.06% in 2008 from 3.81% in 2007. The reduction in deposits was primarily due to the Company’s decision to strategically price its savings account rates and to permit the runoff of higher cost maturing retail certificates of deposit. These actions resulted in a $63 million or 10% decrease in average savings deposits, and a $38 million or 8% reduction in promotional high rate time deposits in the second quarter of 2008 versus the comparable 2007 period. The average cost of time deposits declined by 175 basis points to 3.13% in the second quarter of 2008 versus 4.88% in the second quarter of 2007. The Company chose to use more favorably priced short-term borrowings, consisting primarily of Federal Home Loan Bank overnight and short-term advances which are fully secured by marketable collateral, and stockholders’ equity to partially offset the reduction in average total deposits. The average cost of other temporary borrowings was 2.26% in the second quarter of 2008 compared with 5.52% a year ago.

The reduction in the Company’s 2008 cost of funds was offset by a 106 basis point decrease in the Company’s earning asset yield to a weighted average rate of 6.01% in the second quarter of 2008. The lower asset yield resulted principally from a 183 basis point reduction in the yield on loans and leases offset in part by a six basis point increase in the yield on the securities portfolio. The average balance of the securities portfolio decreased by $117 million or 23% in the second quarter of 2008 versus the comparable 2007 period principally due to an anticipated runoff in Government agency securities. The average balance of loans and leases outstanding increased by $72 million or 7% in the second quarter of 2008 to $1.1 billion, due to growth of $59 million and $37 million in the commercial and industrial and commercial real estate portfolios, respectively.

The provision for loan and lease losses was $4.9 million in the second quarter of 2008, representing an increase of $4.3 million versus the comparable 2007 period. Included in the 2008 provision was $1.2 million related to the sale of the assets of SB Equipment. The 2008 provision for SB Equipment represents an increase of $1.0 million versus the comparable 2007 amount. The balance of the increase in the Company’s consolidated 2008 provision was due to several factors, including internal risk rating downgrades of several commercial loan relationships resulting from the weakness present in the local economy; an increase in net charge-offs recorded in the second quarter of 2008 versus the second quarter of 2007 (SB Equipment charge-offs increased $0.8 million versus 2007); growth in non-accrual loans and leases reported at June 30, 2008 versus June 30, 2007 and an increase in total loans outstanding in 2008.

Second quarter 2008 total operating expenses decreased by $3.3 million or 23.0% to $11.2 million compared to the second quarter of 2007, primarily the result of the Company recording a one-time charge to salaries and other employee benefits of $3.1 million in the second quarter of 2007 for the previously disclosed Voluntary Exit Window program. Excluding the impact of the Window program, total operating expenses decreased by $246 thousand or 2.2% in the second quarter of 2008 versus the comparable 2007 period, primarily due to reductions in salaries and other employee benefits of $1.2 million or 17.4% and marketing and advertising expenses of $450 thousand offset by increases in legal expenses of $1.2 million, audit and assessment fees of $100 thousand and occupancy expenses of $73 thousand. The decrease in salaries and other employee benefits is primarily the result of a year over year reduction in full-time equivalent headcount of 14%, including the impact of the recently completed sale of substantially all of the assets of SB Equipment, and a reduction in incentive compensation costs. Marketing and advertising expenses decreased by 96.0% due to significant reductions in print, broadcast and other media advertising. The $1.2 million increase in legal expenses is due to outside counsel fees incurred in the second quarter of 2008 regarding the previously disclosed purported shareholder derivative suit filed against certain current and former officers and directors of the Company and the Company as a nominal defendant. A Stipulation of Settlement has been signed by the parties to the lawsuit. A court hearing is scheduled for August 5, 2008 to determine the fairness, reasonableness and adequacy of the Stipulation of Settlement. Occupancy expenses increased by 5.5% due primarily to higher rent and real estate taxes. Audit and assessment increased by 34.9% due to higher FDIC assessment fees.

Income tax expense increased by $55 thousand in the second quarter of 2008 versus the comparable period a year ago. The Company’s effective tax rate was 29.7% in the second quarter of 2008 and 27.5% in 2007.

Earnings Summary for the Six Months Ended June 30, 2008

Net income for the first six months of 2008 was $4.0 million versus $2.7 million in 2007. The increase in net income in 2008 compared with 2007 resulted from several factors, most notably an increase in net interest income of $2.0 million or 6.7% to $31.6 million in 2008, combined with higher non-interest income and reduced total operating expenses, offset by an increase in the provision for loan and lease losses.

The increase in net interest income was due to a 40 basis point improvement in the Company’s net interest margin to 4.15% in 2008. The provision for loan and lease losses increased by $4.3 million in 2008 versus the comparable 2007 period due to several factors, including internal risk rating downgrades of several commercial loan relationships; an increase in non-accrual loans and leases and the growth in total loans outstanding. Total non-interest income increased by 6.1% to $3.0 million in 2008, largely due to an increase in other operating income, most significantly sweep account fees, coupled with net securities gains recorded in 2008 versus net securities losses in 2007. Total operating expenses decreased by $4.0 million or 15.3% to $22.3 million in 2008, due predominantly to the $3.1 million charge recorded in 2007 for the previously discussed Voluntary Exit Window program. Excluding the impact of the Window program, total operating expenses decreased by $0.9 million or 4.0% in 2008 compared to the comparable 2007 period, primarily due to reductions in salaries and other employee benefits of $2.7 million and marketing and advertising expenses of $631 thousand, offset by increases in legal expenses of $2.3 million and occupancy costs of $133 thousand. The reduction in salaries and other employee benefits is the result of a reduction in full-time equivalent headcount and a reduction in incentive compensation expense in 2008. Marketing and advertising expenses decreased by 68.8%, primarily due to reductions in print, broadcast and other media advertising. The $2.3 million increase in legal expenses was due to outside counsel fees incurred related to the purported shareholder derivative lawsuit. Occupancy expenses increased by 5.0% due to higher rent and real estate taxes.  The Company’s effective tax rate was 30.5% in 2008 and 30.3% in 2007.

Asset Quality

Non-accrual loans totaled $11 million or 1.0% of loans outstanding at June 30, 2008, versus $9 million or 0.9% of loans and leases outstanding at June 30, 2007 and $12 million or 1.1% of loans and leases outstanding at March 31, 2008.  The increase in non-accrual loans and leases at June 30, 2008 compared to June 30, 2007 primarily resulted from the addition of three commercial loan relationships totaling $6 million, which had previously been on the Bank’s internal watch list, to non-accrual status in 2008 reduced by principal repayments and charge-offs totaling $4 million on one commercial loan relationship. The reduction in non-accrual loans at June 30, 2008 compared with March 31, 2008 was primarily due to the sale of the SB Equipment lease portfolio and the sale of one commercial loan relationship totaling $3 million, offset in part by the addition of two commercial loan relationships to non-accrual status in the second quarter of 2008. The allowance as a percentage of non-accrual loans and leases amount to 158% at June 30, 2008 versus 192% at June 30, 2007 and 137% at March 31, 2008. The decline in the reserve coverage ratio at June 30, 2008 compared to June 30, 2007 was due to the increase in non-accrual loans and leases as previously noted. The increase in the reserve coverage ratio at June 30, 2008 compared to March 31, 2008 was due to the impact of the increased provision for loan and lease losses coupled with the decrease in non-accrual loans and leases as previously noted. The Company held no OREO at June 30, 2008, June 30, 2007, and March 31, 2008.

As of June 30, 2008, the Company’s allowance for loan losses amounted to $17 million or 1.63% of period-end loans outstanding. The allowance as a percentage of loans and leases outstanding was 1.66% at June 30, 2007 and 1.53% at March 31, 2008. The increase in the allowance as a percentage of the total loan and lease portfolio at June 30, 2008 compared to March 31, 2008 was due to the impact of the increased provision for loan and lease losses recorded in the second quarter of 2008.

The Company recorded net loan and lease charge-offs in the second quarter of 2008 of $2.1 million versus $229 thousand in the second quarter of 2007 and net recoveries of $100 thousand in the first quarter of 2008. As a percentage of average total loans and leases outstanding, these net amounts represented 0.78% for the second quarter of 2008, 0.09% for the second quarter of 2007 and (0.04)% for the first quarter of 2008. Net charge-offs for the second quarter of 2008 and 2007 include write-downs of classified watch list loans that were non-performing. Second quarter 2008 net charge-offs also included $1.1 million of non-accrual loans and leases charged-off prior to the sale of substantially all of the assets of SB Equipment. Based upon historical trends, inherent risk in the loan portfolio, and the downward pressures the local economy is currently experiencing, the Company expects to record loan charge-offs in future periods, which management believes have been adequately reserved for in the allowance for loan losses reported at June 30, 2008.

Capital

Total stockholders’ equity was $112 million at June 30, 2008 compared to $108 million at June 30, 2007. The increase was due to net income, dividend reinvestment plan proceeds, equity-based compensation awards to officers and an increase in other comprehensive income, less dividends declared in 2008. The Company currently has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During the first six months of 2008, the weighted average rate on the Company’s trust preferred securities was 6.47% versus 8.51% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at June 30, 2008. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 8.00%, 10.70% and 11.95%, respectively, at June 30, 2008. Each of these ratios significantly exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company declared a $0.10 per share cash dividend on its common stock on July 29, 2008. The cash dividend will be paid on September 15, 2008 to stockholders of record on August 22, 2008.

The Company did not repurchase any of its common stock in 2008. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information

State Bancorp, Inc. is the holding company for State Bank of Long Island, the largest independent commercial bank headquartered on Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2008 and 2007 (unaudited)

	Three Months		Six Months
	2008	2007	2008	2007
INTEREST INCOME:
Interest and fees on loans and leases	$17,347,270	$20,796,748	$36,592,190	$41,138,404
Federal funds sold and securities
purchased under agreements to resell	141,204	807,068	963,237	2,067,709
Securities held to maturity:
Taxable	-	10,614	-	80,541
Securities available for sale:
Taxable	4,782,884	6,019,071	9,710,467	11,867,008
Tax-exempt	58,547	130,977	138,245	263,152
Dividends	9,917	29,750	39,667	59,500
Dividends on Federal Home Loan Bank
and other restricted stock	134,350	70,042	320,849	96,654
Total interest income	22,474,172	27,864,270	47,764,655	55,572,968

INTEREST EXPENSE:
Deposits	5,111,449	10,448,516	12,896,157	22,775,299
Temporary borrowings	755,798	1,683,319	2,109,218	1,789,810
Subordinated notes	231,185	228,894	462,370	460,079
Junior subordinated debentures	318,518	459,382	678,855	914,373
Total interest expense	6,416,950	12,820,111	16,146,600	25,939,561

Net interest income	16,057,222	15,044,159	31,618,055	29,633,407
Provision for loan and lease losses	4,907,744	627,000	6,525,744	2,201,000
Net interest income after provision
for loan and lease losses	11,149,478	14,417,159	25,092,311	27,432,407

NON-INTEREST INCOME:
Service charges on deposit accounts	552,533	548,284	1,154,970	1,138,605
Net security gains (losses)	51,550	(15,048)	60,159	(34,449)
Income from bank owned life insurance	229,352	281,869	516,963	560,005
Other operating income	604,109	615,645	1,224,564	1,123,073
Total non-interest income	1,437,544	1,430,750	2,956,656	2,787,234
Income before operating expenses	12,587,022	15,847,909	28,048,967	30,219,641

OPERATING EXPENSES:
Salaries and other employee benefits	5,769,340	10,081,193	11,738,719	17,587,332
Occupancy	1,396,651	1,324,027	2,774,330	2,641,519
Equipment	294,460	339,877	617,183	652,955
Legal	1,496,097	333,361	2,732,126	480,791
Marketing and advertising	18,827	469,146	286,808	917,897
Audit and assessment	385,005	285,455	653,003	576,842
Other operating expenses	1,859,213	1,733,109	3,546,884	3,523,630
Total operating expenses	11,219,593	14,566,168	22,349,053	26,380,966

INCOME BEFORE INCOME TAXES	1,367,429	1,281,741	5,699,914	3,838,675
PROVISION FOR INCOME TAXES	406,673	351,928	1,738,783	1,162,162

NET INCOME	$960,756	$929,813	$3,961,131	$2,676,513

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2008 and 2007 (unaudited)

	2008	2007
ASSETS:
Cash and due from banks	$47,124,991	$47,769,109
Securities purchased under agreements to resell	-	5,000,000
Total cash and cash equivalents	47,124,991	52,769,109
Securities available for sale - at estimated fair value	386,431,852	517,168,268
Federal Home Loan Bank and other restricted stock	7,358,143	7,153,643
Loans and leases (net of allowance for loan and lease losses
of $17,248,294 in 2008 and $16,436,057 in 2007)	1,043,815,463	975,955,915
Bank premises and equipment - net	6,379,076	5,585,623
Bank owned life insurance	29,523,582	28,451,022
Net deferred income taxes	21,005,892	26,286,443
Receivable - current income taxes	11,587,770	453,511
Receivable - securities sales/calls	-	8,019,280
Other assets	17,257,675	27,500,807
TOTAL ASSETS	$1,570,484,444	$1,649,343,621

LIABILITIES:
Deposits:
Demand	$316,593,412	$322,646,649
Savings	566,376,352	613,914,390
Time	363,590,105	405,253,673
Total deposits	1,246,559,869	1,341,814,712
Federal funds purchased	35,000,000	22,500,000
Other temporary borrowings	126,000,000	119,045,777
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	10,000,000	8,024,754
Other accrued expenses and liabilities	10,296,695	19,684,650
Total Liabilities	1,458,476,564	1,541,689,893

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 15,326,344 shares in 2008
and 14,855,628 shares in 2007; outstanding 14,338,692
shares in 2008 and 13,867,976 shares in 2007	76,631,720	74,278,140
Surplus	87,677,460	85,115,203
Retained deficit	(32,461,545)	(31,532,267)
Treasury stock (987,652 shares in 2008 and 2007)	(16,646,426)	(16,646,426)
Accumulated other comprehensive loss
(net of taxes of ($2,102,408) in 2008 and ($2,344,939) in 2007)	(3,193,329)	(3,560,922)
Total Stockholders' Equity	112,007,880	107,653,728
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,570,484,444	$1,649,343,621

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Six Months Ended June 30, 2008 and 2007 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Six Months
	2008	2007	2008	2007
SELECTED AVERAGE BALANCES (1):
Total assets	$1,612,236	$1,699,492	$1,646,862	$1,716,226
Loans and leases - net of unearned income	$1,072,781	$1,001,232	$1,065,390	$997,989
Investment securities	$398,618	$515,824	$403,226	$518,647
Deposits	$1,319,048	$1,421,649	$1,334,449	$1,485,449
Stockholders' equity	$115,461	$107,684	$115,493	$107,024

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.24%	0.22%	0.48%	0.31%
Return on average stockholders' equity	3.35%	3.46%	6.90%	5.04%
Net interest margin	4.29%	3.82%	4.15%	3.75%
Operating efficiency ratio	63.69%	87.13%	64.04%	80.15%

CAPITAL RATIOS:
Tier I leverage ratio	7.64%	7.06%	7.64%	7.06%
Tier I risk-based capital ratio	10.20%	10.20%	10.20%	10.20%
Total risk-based capital ratio	12.28%	12.30%	12.28%	12.30%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$10,916	$8,565	$10,916	$8,565
Other real estate owned	-	-	-	-
Total non-performing assets	$10,916	$8,565	$10,916	$8,565
Non-accrual loans and leases/total loans
and leases	1.03%	0.86%	1.03%	0.86%
Allowance for loan and lease losses/non-
accrual loans and leases	158%	192%	158%	192%
Allowance for loan and lease losses/total
loans and leases	1.63%	1.66%	1.63%	1.66%
Net charge-offs	$2,081	$229	$1,980	$2,177
Net charge-offs (annualized)/average
loans and leases	0.78%	0.09%	0.37%	0.44%

COMMON SHARE DATA:
Average common shares outstanding (2)	14,105,301	13,693,084	14,041,806	13,620,968
Period-end common shares outstanding	14,338,692	13,867,976	14,338,692	13,867,976
Basic earnings per common share	$0.07	$0.07	$0.28	$0.20
Diluted earnings per common share	$0.07	$0.06	$0.28	$0.19
Book value per share	$7.81	$7.76	$7.81	$7.76
Cash dividends per share	$0.15	-	$0.30	$0.15

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$398,618	$4,860	4.90%	$515,824	$6,224	4.84%
Federal Home Loan Bank and other restricted stock	7,406	135	7.33	6,839	70	4.11
Federal funds sold	-	-	-	142	2	4.94
Securities purchased under agreements to
resell	26,538	141	2.14	60,901	805	5.30
Interest-bearing deposits	3,493	19	2.19	1,538	19	4.96
Loans and leases (3)	1,072,781	17,373	6.51	1,001,232	20,827	8.34
Total interest-earning assets	1,508,836	$22,528	6.01%	1,586,476	$27,947	7.07%
Non-interest-earning assets	103,400			113,016
Total Assets	$1,612,236			$1,699,492

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$576,154	$1,826	1.27%	$638,714	$4,848	3.04%
Time deposits	422,210	3,285	3.13	460,628	5,600	4.88
Total savings and time deposits	998,364	5,111	2.06	1,099,342	10,448	3.81
Federal funds purchased	8,107	47	2.33	10,176	140	5.52
Other temporary borrowings	126,115	709	2.26	112,164	1,544	5.52
Subordinated notes	10,000	231	9.29	10,000	229	9.19
Junior subordinated debentures	20,620	319	6.22	20,620	459	8.93
Total interest-bearing liabilities	1,163,206	6,417	2.22	1,252,302	12,820	4.11
Demand deposits	320,684			322,307
Other liabilities	12,885			17,199
Total Liabilities	1,496,775			1,591,808
Stockholders' Equity	115,461			107,684
Total Liabilities and Stockholders' Equity	$1,612,236			$1,699,492
Net interest income/margin		16,111	4.29%		15,127	3.82%
Less tax-equivalent basis adjustment		(54)			(83)
Net interest income		$16,057			$15,044

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $27 and $53 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $27 and $30 in 2008 and 2007, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$403,226	$9,909	4.94%	$518,647	$12,342	4.80%
Federal Home Loan Bank and other restricted stock	8,141	321	7.93	4,420	97	4.43
Federal funds sold	-	-	-	12,372	318	5.18
Securities purchased under agreements to
resell	59,654	963	3.25	66,519	1,750	5.31
Interest-bearing deposits	3,238	44	2.73	1,485	36	4.89
Loans and leases (3)	1,065,390	36,645	6.92	997,989	41,199	8.32
Total interest-earning assets	1,539,649	$47,882	6.25%	1,601,432	$55,742	7.02%
Non-interest-earning assets	107,213			114,794
Total Assets	$1,646,862			$1,716,226

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$564,627	$4,688	1.67%	$631,657	$9,601	3.07%
Time deposits	451,208	8,208	3.66	535,127	13,174	4.96
Total savings and time deposits	1,015,835	12,896	2.55	1,166,784	22,775	3.94
Federal funds purchased	8,376	122	2.93	5,801	159	5.53
Other temporary borrowings	141,710	1,987	2.82	59,359	1,632	5.54
Subordinated notes	10,000	463	9.31	10,000	460	9.28
Junior subordinated debentures	20,620	679	6.62	20,620	914	8.94
Total interest-bearing liabilities	1,196,541	16,147	2.71	1,262,564	25,940	4.14
Demand deposits	318,614			318,665
Other liabilities	16,214			27,973
Total Liabilities	1,531,369			1,609,202
Stockholders' Equity	115,493			107,024
Total Liabilities and Stockholders' Equity	$1,646,862			$1,716,226
Net interest income/margin		31,735	4.15%		29,802	3.75%
Less tax-equivalent basis adjustment		(117)			(169)
Net interest income		$31,618			$29,633

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $64 and $108 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $53 and $61 in 2008 and 2007, respectively.